Exhibit 99.1

Helen of Troy Limited Reports Third Quarter Fiscal 2025 Results

Consolidated Net Sales Decline of 3.4%
GAAP Diluted EPS of $2.17; Adjusted Diluted EPS of $2.67
Gross Profit Margin Expansion of 90 Basis Points
Adjusted Operating Margin Expansion of 30 Basis Points
Adjusted EBITDA Margin Expansion of 40 Basis Points

Updates Fiscal 2025 Outlook; Includes Acquisition of Olive & June
Narrows Consolidated Net Sales to $1.888-$1.913 Billion
Lowers GAAP Diluted EPS to $4.60-$5.02; Narrows Adjusted Diluted EPS to $7.15-$7.40
Narrows Adjusted EBITDA to $292-$295 Million
Lowers Free Cash Flow(1)(2) to $145-$155 Million
Updates Net Leverage Ratio(1)(3) to Between 2.85X and 2.75X by the End of Fiscal 2025
Project Pegasus On Track to Deliver Savings of $26 Million to $30 Million

El Paso, Texas, January 8, 2025 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended November 30, 2024.

Executive Summary – Third Quarter of Fiscal 2025 Compared to Fiscal 2024

•Consolidated net sales revenue of $530.7 million, a decrease of 3.4%
•Gross profit margin improvement of 90 basis points to 48.9% compared to 48.0%
•Operating margin of 14.2% compared to 19.5%
•Non-GAAP adjusted operating margin improvement of 30 basis points to 16.6% compared to 16.3%
•GAAP diluted EPS of $2.17 compared to $3.19
•Non-GAAP adjusted diluted EPS of $2.67 compared to $2.79
•Non-GAAP adjusted EBITDA margin improvement of 40 basis points to 18.2% compared to 17.8%

Ms. Noel M. Geoffroy, Chief Executive Officer, stated: “Our third quarter results were within our top and bottom-line expectations even as we continued to navigate a difficult consumer spending environment. We made progress on both our long-term strategic and near-term ‘Reset and Revitalize’ objectives. Our efforts to improve the health of our brands and our operating performance delivered growth in Home & Outdoor and International. Beauty & Wellness was negatively impacted by a weak illness season globally, including the weakest in the U.S. in the past eight years (excluding the COVID anomaly year of 2020-2021) and continued softness in Beauty. Fiscal year to date through November, seven of our key categories grew or maintained market share in the U.S. and we improved market share in multiple “must win” international markets, driven by incremental distribution gains, innovation, improved marketing, and increased growth investment. Project Pegasus continues to be on track, driving significant gross margin expansion and generating fuel to increase investment in our brands and business. Subsequent to the end of the quarter, we enhanced our portfolio with the acquisition of Olive & June, a high growth and high margin leading nail care brand that we expect to be immediately accretive to Helen of Troy. Overall, I remain optimistic about the opportunities ahead of us. We believe we are building a stronger, more collaborative, data-driven, and disciplined Helen of Troy that is better positioned to maximize the potential of our brands globally and ultimately to deliver consistent long-term growth and increased value for our stakeholders.”

	Three Months Ended November 30,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2024 sales revenue, net	$235,948	$313,666	$549,614
Organic business (4)	10,085	(29,086)	(19,001)
Impact of foreign currency	76	17	93
Change in sales revenue, net	10,161	(29,069)	(18,908)
Fiscal 2025 sales revenue, net	$246,109	$284,597	$530,706

Total net sales revenue growth (decline)	4.3%	(9.3)%	(3.4)%
Organic business	4.3%	(9.3)%	(3.5)%
Impact of foreign currency	—%	—%	—%

Operating margin (GAAP)
Fiscal 2025	16.4%	12.2%	14.2%
Fiscal 2024	21.0%	18.3%	19.5%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2025	18.4%	15.0%	16.6%
Fiscal 2024	16.9%	16.0%	16.3%

Consolidated Results - Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

•Consolidated net sales revenue decreased $18.9 million, or 3.4%, to $530.7 million, compared to $549.6 million, driven by a decline in Beauty & Wellness, partially offset by an increase in Home & Outdoor driven by growth in all three brands and strength in international.

•Consolidated gross profit margin increased 90 basis points to 48.9%, compared to 48.0%. The increase in consolidated gross profit margin was primarily due to favorable inventory obsolescence expense year-over-year and lower commodity and product costs, partly driven by Project Pegasus initiatives.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 620 basis points to 34.0%, compared to 27.8%. The increase in the consolidated SG&A ratio was primarily due to the unfavorable comparative impact of a gain on the sale of the El Paso facility of $34.2 million recognized in the prior year period, higher marketing expense as the Company reinvested back into its brands, and the impact of unfavorable operating leverage. These factors were partially offset by lower overall personnel expense, primarily driven by lower annual incentive compensation expense.

•Consolidated operating income was $75.1 million, or 14.2% of net sales revenue, compared to $106.9 million, or 19.5% of net sales revenue. The 530 basis point decrease in consolidated operating margin was primarily due to an increase in the aforementioned consolidated SG&A ratio, partially offset by an increase in consolidated gross profit margin.

•Interest expense was $12.2 million, compared to $12.9 million. The decrease in interest expense was primarily due to lower average borrowings outstanding, partially offset by a higher average effective interest rate compared to the same period last year.

•Income tax expense as a percentage of income before income tax was 21.4% compared to 19.5%, primarily due to the impact of Barbados tax legislation enacted during the first quarter of fiscal 2025 and an increase in tax expense for discrete items, partially offset by the comparative impact of tax expense recognized during the third quarter of fiscal 2024 for the gain on the sale of the El Paso facility and shifts in the mix of income in various tax jurisdictions.

•Net income was $49.6 million, compared to $75.9 million. Diluted EPS was $2.17, compared to $3.19. Diluted EPS decreased primarily due to lower operating income and an increase in the effective income tax rate, partially offset by lower interest expense and lower weighted average diluted shares outstanding.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $96.8 million, compared to $97.8 million. Non-GAAP adjusted EBITDA margin was 18.2% compared to 17.8%.

On an adjusted basis (non-GAAP) for the third quarters of fiscal 2025 and 2024, excluding gain on sale of distribution and office facilities, restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $1.9 million, or 2.1%, to $87.9 million, or 16.6% of net sales revenue, compared to $89.8 million, or 16.3% of net sales revenue. The increase in adjusted operating margin was primarily driven by lower annual incentive compensation expense, favorable inventory obsolescence expense year-over-year, and lower commodity and product costs, partly driven by Project Pegasus initiatives. These factors were partially offset by higher marketing expense and the impact of unfavorable operating leverage.

•Adjusted income decreased $5.3 million, or 8.0%, to $61.1 million, compared to $66.4 million. Adjusted diluted EPS decreased 4.3% to $2.67 compared to $2.79. The decrease in adjusted diluted EPS was primarily due to lower adjusted operating income in Beauty & Wellness and an increase in the adjusted effective income tax rate, partially offset by higher adjusted operating income in Home & Outdoor, lower interest expense and lower weighted average diluted shares outstanding.

Segment Results - Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

Home & Outdoor net sales revenue increased $10.2 million, or 4.3%, to $246.1 million, compared to $235.9 million, with growth in all three brands. The increase was primarily driven by net gains in retailer distribution in the insulated beverageware and home categories, higher international sales due to new and expanded retailer distribution in the insulated beverageware category and strong demand for technical packs, and an increase in club channel sales in the insulated beverageware category. These factors were partially offset by softer overall consumer demand, lower replenishment orders from retail customers, a decrease in club channel sales in the home category, and continued competition in the insulated beverageware category.

Home & Outdoor operating income was $40.3 million, or 16.4% of segment net sales revenue, compared to $49.5 million, or 21.0% of segment net sales revenue. The decrease in segment operating margin was primarily due to the unfavorable comparative impact of a gain on the sale of the El Paso facility of $16.2 million recognized in the prior year period, and higher marketing expense as the segment reinvested back into its brands. These factors were partially offset by favorable inventory obsolescence expense year-over-year, lower annual incentive compensation expense, and lower commodity and product costs. Adjusted operating income increased 14.0% to $45.3 million, or 18.4% of segment net sales revenue, compared to $39.8 million, or 16.9% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $29.1 million, or 9.3%, to $284.6 million, compared to $313.7 million. The decrease was driven by the impact of the weak winter and illness season, a decline in sales of hair appliances due to softer consumer demand, increased competition, a net distribution decline year-over-year, and a decrease in water filtration due to the previously disclosed expiration of an out-license relationship and category softness. These factors were partially offset by prestige hair liquids and fan growth.

Beauty & Wellness operating income was $34.8 million, or 12.2% of segment net sales revenue, compared to $57.4 million, or 18.3% of segment net sales revenue. The decrease in segment operating margin was primarily due to the unfavorable comparative impact of a gain on the sale of the El Paso facility of $18.0 million recognized in the prior year period, higher marketing expense as the segment reinvested back into its brands, and the impact of unfavorable operating leverage. These factors were partially offset by lower annual incentive compensation expense, lower outbound freight, lower commodity and product costs, and favorable inventory obsolescence expense year-over-year. Adjusted operating income decreased 14.9% to $42.6 million, or 15.0% of segment net sales revenue, compared to $50.1 million, or 16.0% of segment net sales revenue.

Balance Sheet and Cash Flow - Third Quarter Fiscal 2025 Compared to Third Quarter Fiscal 2024

•Cash and cash equivalents totaled $40.8 million, compared to $25.2 million.
•Accounts receivable turnover(5) was 72.3 days, compared to 68.6 days.
•Inventory was $450.7 million, compared to $426.0 million.
•Total short- and long-term debt was $733.9 million, compared to $735.6 million.
•Net cash provided by operating activities for the first nine months of the fiscal year was $78.2 million, compared to $232.5 million for the same period last year.
•Free cash flow(1)(2) for the first nine months of the fiscal year was $56.1 million, compared to $202.8 million for the same period last year.

Pegasus Restructuring Plan

The Company previously announced a global restructuring plan intended to expand operating margins through initiatives designed to improve efficiency and effectiveness and reduce costs (collectively referred to as “Project Pegasus”). Project Pegasus includes multiple workstreams to further optimize the Company's brand portfolio, streamline and simplify the organization, accelerate and amplify cost of goods savings projects, enhance the efficiency of its supply chain network, optimize its indirect spending and improve its cash flow and working capital, as well as other activities. The Company anticipates these initiatives will create operating efficiencies, as well as provide a platform to fund future growth investments.

As previously disclosed, the Company continues to have the following expectations regarding Project Pegasus charges:
•Total one-time pre-tax restructuring charges of approximately $50 million to $55 million over the duration of the plan, expected to be largely completed during fiscal 2025.
•Pre-tax restructuring charges to be comprised of approximately $15 million to $19 million of severance and employee related costs, $28 million of professional fees, $3 million to $4 million of contract termination costs, and $4 million of other exit and disposal costs.
•All of the Company's operating segments and shared services will be impacted by the plan and pre-tax restructuring charges include approximately $16 million to $17 million in Home & Outdoor and $34 million to $38 million in Beauty & Wellness.
•Pre-tax restructuring charges represent primarily cash expenditures, which are expected to be substantially paid by the end of fiscal 2025.

The Company also continues to have the following expectations regarding Project Pegasus savings:
•Targeted annualized pre-tax operating profit improvements of approximately $75 million to $85 million, which began in fiscal 2024 and are expected to be substantially achieved by the end of fiscal 2027.
•Estimated cadence of the recognition of the savings will be approximately 25% in fiscal 2024, which was achieved, approximately 35% in fiscal 2025, approximately 25% in fiscal 2026, and approximately 15% in fiscal 2027.
•Total profit improvements to be realized approximately 60% through reduced cost of goods sold and 40% through lower SG&A.

Subsequent Event

On December 16, 2024, the Company completed the acquisition of Olive & June, LLC (“Olive & June”), an innovative, omni-channel nail care brand. The total purchase consideration consists of initial cash consideration of $229.4 million, net of cash acquired, which includes a preliminary net working capital adjustment and is subject to certain customary closing adjustments, and contingent cash consideration of up to $15.0 million subject to Olive & June's performance during calendar years 2025, 2026 and 2027, payable annually. The acquisition was funded with cash on hand and borrowings under the Company's existing revolving credit facility.

Fiscal 2025 Annual Outlook Including Acquisition of Olive & June

The Company now expects consolidated net sales revenue in the range of $1.888 billion to $1.913 billion, which implies a decline of 5.8% to 4.6%, compared to the previous range of a decline of 6.0% to 3.5%. The consolidated net sales outlook now includes:

•an expected incremental net sales contribution of $17 million to $18 million from the Olive & June acquisition; and
•the unfavorable impact from the Company's revised expectations for a weak winter and illness season globally, well below historical averages, which is estimated to be $25 million to $30 million for the full fiscal year and $15 million to $20 million in the fourth quarter of fiscal year 2025.

The sales outlook continues to reflect the Company's view of lingering inflation and continued consumer spending softness, especially in certain discretionary categories, as well as its view of increased macro uncertainty, an increasingly stretched consumer, a more promotional environment, and retailers even more closely managing their inventory levels. The sales outlook reflects the impact of executional challenges in the Company's Tennessee distribution facility on sales that occurred during the first quarter of fiscal 2025. During the second quarter of fiscal 2025, the remediation efforts for the automation system were substantially completed, and the Company believes the impact on sales was minimal during the quarter. As a result of the remediation efforts performed, the automation system began to operate as designed during the third quarter of fiscal 2025 and the Company expects to achieve targeted efficiency levels by the end of fiscal 2025.

The Company's fiscal year net sales outlook now reflects the following expectations by segment:
•Home & Outdoor net sales decline of 0.7% to growth of 0.6%, compared to the prior expectation of a decline of 2.3% to growth of 1.4%, which includes the previously disclosed unfavorable impact of shipping disruption in the Company's Tennessee distribution facility of approximately $5 million during the first quarter of fiscal 2025; and
•Beauty & Wellness net sales decline of 10.3% to 9.0%, compared to the prior expectation of a decline of 9.0% to 7.5%, both of which include a year-over-year headwind of approximately 1.0% related to the expiration of an out-license relationship in Wellness and the previously disclosed unfavorable impact from the Curlsmith ERP integration challenges of approximately $3 million. The Beauty & Wellness outlook now includes our revised expectations for a global winter and illness season well below historical averages, compared to the prior expectation of a season in line with historical averages, and the incremental contribution from the Olive & June acquisition.

The Company now expects GAAP diluted EPS of $4.60 to $5.02, compared to the previous range of $4.69 to $5.45, and non-GAAP adjusted diluted EPS in the range of $7.15 to $7.40, which implies an adjusted diluted EPS decline of 19.8% to 16.9%, compared to the previous range of $7.00 to $7.50. The outlook now includes adjusted EPS accretion from the Olive & June acquisition in the range of $0.05 to $0.07 in the fourth quarter of fiscal year 2025 for the partial period subsequent to transaction closing on December 16, 2024 through the end of the fiscal year.

The Company now expects adjusted EBITDA of $292 million to $295 million, compared to the previous range of $287 million to $297 million, which implies a decline of 13.2% to 12.3%, as benefits from Project Pegasus are reinvested for growth. The outlook now includes estimated adjusted EBITDA in the range of $3 million to $4 million from the Olive & June acquisition. The Company's outlook also reflects:

•a year-over-year increase in growth investment spending of approximately 120 to 130 basis points, compared to the prior expectation of 100 basis points;
•a year-over-year headwind of approximately 50 basis points from the expiration of an out-license relationship in Wellness;
•margin compression of approximately 50 basis points from incremental operating expense and lost efficiency related to automation startup issues at its Tennessee distribution facility; and
•margin compression from its view of a more promotional environment, a less favorable mix, and lower operating leverage due to the decline in revenue.

The Company continues to expect these factors to be partially offset by profit improvement actions implemented in the second quarter.

The Company now expects free cash flow(1)(2) in the range of $145 million to $155 million, compared to the previous range of $180 million to $200 million, and now expects its net leverage ratio(1)(3), as defined in its credit agreement, to end fiscal 2025 at 2.85x to 2.75x, compared to the previous range of 1.90x to 1.80x.

The Company's consolidated net sales and EPS outlook also reflects the following assumptions:
•December 2024 foreign currency exchange rates will remain constant for the remainder of the fiscal year;
•expected interest expense in the range of $50.3 million to $51.7 million;
•a reported GAAP effective tax rate range of 25.8% to 27.6% for the full fiscal year 2025 and an adjusted effective tax rate range of 18.6% to 19.4%; and
•an estimated weighted average diluted shares outstanding of 23.1 million for the full year.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2025 acquisitions, other than the Olive & June transaction, and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate changes, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company's outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today's earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Wednesday, January 8, 2025. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 1:00 p.m. Eastern Time on January 8, 2025, until 11:59 p.m. Eastern Time on January 22,

2025, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13750606. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company's condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools, Drybar, Curlsmith, Revlon, and Olive & June. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “assumes”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “reflects”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, EPS results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 29, 2024, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company's dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, including Olive & June, divestitures and global restructuring plans, including Project Pegasus, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other environmental, social and governance matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the risks of significant tariffs or other restrictions being placed on imports from China, Mexico or Vietnam or any retaliatory trade measures taken by China, Mexico or Vietnam, the Company's dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union's review of harmful tax competition, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, increased costs of raw materials, energy and transportation, significant impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary by a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,
	2024		2023
Sales revenue, net	$530,706	100.0%	$549,614	100.0%
Cost of goods sold	271,378	51.1%	285,833	52.0%
Gross profit	259,328	48.9%	263,781	48.0%
Selling, general and administrative expense (“SG&A”)	180,692	34.0%	152,964	27.8%
Restructuring charges	3,518	0.7%	3,890	0.7%
Operating income	75,118	14.2%	106,927	19.5%
Non-operating income, net	198	—%	180	—%
Interest expense	12,164	2.3%	12,859	2.3%
Income before income tax	63,152	11.9%	94,248	17.1%
Income tax expense	13,536	2.6%	18,350	3.3%
Net income	$49,616	9.3%	$75,898	13.8%

Diluted earnings per share (“EPS”)	$2.17		$3.19

Weighted average shares of common stock used in computing diluted EPS	22,882		23,813

	Nine Months Ended November 30,
	2024		2023
Sales revenue, net	$1,421,774	100.0%	$1,515,849	100.0%
Cost of goods sold	743,297	52.3%	806,784	53.2%
Gross profit	678,477	47.7%	709,065	46.8%
SG&A	530,865	37.3%	499,790	33.0%
Restructuring charges	6,879	0.5%	14,862	1.0%
Operating income	140,733	9.9%	194,413	12.8%
Non-operating income, net	468	—%	465	—%
Interest expense	37,923	2.7%	40,565	2.7%
Income before income tax	103,278	7.3%	154,313	10.2%
Income tax expense	30,444	2.1%	28,453	1.9%
Net income	$72,834	5.1%	$125,860	8.3%

Diluted EPS	$3.15		$5.25

Weighted average shares of common stock used in computing diluted EPS	23,118		23,996

Consolidated Net Sales by Geographic Region (6)
(Unaudited) (in thousands)

	Three Months Ended November 30,
	2024		2023
Domestic sales revenue, net	$400,539	75.5%	$428,582	78.0%
International sales revenue, net	130,167	24.5%	121,032	22.0%
Total sales revenue, net	$530,706	100.0%	$549,614	100.0%

	Nine Months Ended November 30,
	2024		2023
Domestic sales revenue, net	$1,066,969	75.0%	$1,176,190	77.6%
International sales revenue, net	354,805	25.0%	339,659	22.4%
Total sales revenue, net	$1,421,774	100.0%	$1,515,849	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$40,313	16.4%	$34,805	12.2%	$75,118	14.2%
Restructuring charges	770	0.3%	2,748	1.0%	3,518	0.7%
Subtotal	41,083	16.7%	37,553	13.2%	78,636	14.8%
Amortization of intangible assets	1,770	0.7%	2,777	1.0%	4,547	0.9%
Non-cash share-based compensation	2,476	1.0%	2,254	0.8%	4,730	0.9%
Adjusted operating income (non-GAAP)	$45,329	18.4%	$42,584	15.0%	$87,913	16.6%

	Three Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$49,514	21.0%	$57,413	18.3%	$106,927	19.5%
Gain on sale of distribution and office facilities (7)	(16,175)	(6.9)%	(18,015)	(5.7)%	(34,190)	(6.2)%
Restructuring charges	583	0.2%	3,307	1.1%	3,890	0.7%
Subtotal	33,922	14.4%	42,705	13.6%	76,627	13.9%
Amortization of intangible assets	1,781	0.8%	2,827	0.9%	4,608	0.8%
Non-cash share-based compensation	4,061	1.7%	4,518	1.4%	8,579	1.6%
Adjusted operating income (non-GAAP)	$39,764	16.9%	$50,050	16.0%	$89,814	16.3%

	Nine Months Ended November 30, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$87,315	12.7%	$53,418	7.3%	$140,733	9.9%
Restructuring charges	1,728	0.3%	5,151	0.7%	6,879	0.5%
Subtotal	89,043	13.0%	58,569	8.0%	147,612	10.4%
Amortization of intangible assets	5,303	0.8%	8,303	1.1%	13,606	1.0%
Non-cash share-based compensation	8,303	1.2%	7,747	1.1%	16,050	1.1%
Adjusted operating income (non-GAAP)	$102,649	15.0%	$74,619	10.1%	$177,268	12.5%

	Nine Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$107,729	15.5%	$86,684	10.5%	$194,413	12.8%
Bed, Bath & Beyond bankruptcy (8)	3,087	0.4%	1,126	0.1%	4,213	0.3%
Gain on sale of distribution and office facilities	(16,175)	(2.3)%	(18,015)	(2.2)%	(34,190)	(2.3)%
Restructuring charges	4,644	0.7%	10,218	1.2%	14,862	1.0%
Subtotal	99,285	14.3%	80,013	9.7%	179,298	11.8%
Amortization of intangible assets	5,322	0.8%	8,537	1.0%	13,859	0.9%
Non-cash share-based compensation	11,846	1.7%	13,259	1.6%	25,105	1.7%
Adjusted operating income (non-GAAP)	$116,453	16.8%	$101,809	12.4%	$218,262	14.4%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$40,313	16.4%	$34,805	12.2%	$75,118	14.2%
Depreciation and amortization	6,336	2.6%	6,886	2.4%	13,222	2.5%
Non-operating income, net	—	—%	198	0.1%	198	—%
EBITDA (non-GAAP)	46,649	19.0%	41,889	14.7%	88,538	16.7%
Add: Restructuring charges	770	0.3%	2,748	1.0%	3,518	0.7%
Non-cash share-based compensation	2,476	1.0%	2,254	0.8%	4,730	0.9%
Adjusted EBITDA (non-GAAP)	$49,895	20.3%	$46,891	16.5%	$96,786	18.2%

	Three Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$49,514	21.0%	$57,413	18.3%	$106,927	19.5%
Depreciation and amortization	6,025	2.6%	6,406	2.0%	12,431	2.3%
Non-operating income, net	—	—%	180	0.1%	180	—%
EBITDA (non-GAAP)	55,539	23.5%	63,999	20.4%	119,538	21.7%
Add: Gain on sale of distribution and office facilities	(16,175)	(6.9)%	(18,015)	(5.7)%	(34,190)	(6.2)%
Restructuring charges	583	0.2%	3,307	1.1%	3,890	0.7%
Non-cash share-based compensation	4,061	1.7%	4,518	1.4%	8,579	1.6%
Adjusted EBITDA (non-GAAP)	$44,008	18.7%	$53,809	17.2%	$97,817	17.8%

	Nine Months Ended November 30, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$87,315	12.7%	$53,418	7.3%	$140,733	9.9%
Depreciation and amortization	19,573	2.9%	21,277	2.9%	40,850	2.9%
Non-operating income, net	—	—%	468	0.1%	468	—%
EBITDA (non-GAAP)	106,888	15.6%	75,163	10.2%	182,051	12.8%
Add: Restructuring charges	1,728	0.3%	5,151	0.7%	6,879	0.5%
Non-cash share-based compensation	8,303	1.2%	7,747	1.1%	16,050	1.1%
Adjusted EBITDA (non-GAAP)	$116,919	17.0%	$88,061	12.0%	$204,980	14.4%

	Nine Months Ended November 30, 2023
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$107,729	15.5%	$86,684	10.5%	$194,413	12.8%
Depreciation and amortization	17,033	2.5%	20,004	2.4%	37,037	2.4%
Non-operating income, net	—	—%	465	0.1%	465	—%
EBITDA (non-GAAP)	124,762	18.0%	107,153	13.0%	231,915	15.3%
Add: Bed, Bath & Beyond bankruptcy	3,087	0.4%	1,126	0.1%	4,213	0.3%
Gain on sale of distribution and office facilities	(16,175)	(2.3)%	(18,015)	(2.2)%	(34,190)	(2.3)%
Restructuring charges	4,644	0.7%	10,218	1.2%	14,862	1.0%
Non-cash share-based compensation	11,846	1.7%	13,259	1.6%	25,105	1.7%
Adjusted EBITDA (non-GAAP)	$128,164	18.5%	$113,741	13.8%	$241,905	16.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Net Income to EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended November 30,
	2024		2023
Net income, as reported (GAAP)	$49,616	9.3%	$75,898	13.8%
Interest expense	12,164	2.3%	12,859	2.3%
Income tax expense	13,536	2.6%	18,350	3.3%
Depreciation and amortization	13,222	2.5%	12,431	2.3%
EBITDA (non-GAAP)	88,538	16.7%	119,538	21.7%
Add: Gain on sale of distribution and office facilities	—	—%	(34,190)	(6.2)%
Restructuring charges	3,518	0.7%	3,890	0.7%
Non-cash share-based compensation	4,730	0.9%	8,579	1.6%
Adjusted EBITDA (non-GAAP)	$96,786	18.2%	$97,817	17.8%

	Nine Months Ended November 30,
	2024		2023
Net income, as reported (GAAP)	$72,834	5.1%	$125,860	8.3%
Interest expense	37,923	2.7%	40,565	2.7%
Income tax expense	30,444	2.1%	28,453	1.9%
Depreciation and amortization	40,850	2.9%	37,037	2.4%
EBITDA (non-GAAP)	182,051	12.8%	231,915	15.3%
Add: Bed, Bath & Beyond bankruptcy	—	—%	4,213	0.3%
Gain on sale of distribution and office facilities	—	—%	(34,190)	(2.3)%
Restructuring charges	6,879	0.5%	14,862	1.0%
Non-cash share-based compensation	16,050	1.1%	25,105	1.7%
Adjusted EBITDA (non-GAAP)	$204,980	14.4%	$241,905	16.0%

	Quarterly Period Ended				Twelve Months Ended November 30, 2024
	February	May	August	November
Net income, as reported (GAAP)	$42,734	$6,204	$17,014	$49,616	$115,568
Interest expense	12,500	12,543	13,216	12,164	50,423
Income tax expense	11,995	12,116	4,792	13,536	42,439
Depreciation and amortization	14,462	13,836	13,792	13,222	55,312
EBITDA (non-GAAP)	81,691	44,699	48,814	88,538	263,742
Add: Restructuring charges	3,850	1,835	1,526	3,518	10,729
Non-cash share-based compensation	8,767	5,833	5,487	4,730	24,817
Adjusted EBITDA (non-GAAP)	$94,308	$52,367	$55,827	$96,786	$299,288

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30, 2024
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$63,152	$13,536	$49,616	$2.76	$0.59	$2.17
Restructuring charges	3,518	316	3,202	0.15	0.01	0.14
Subtotal	66,670	13,852	52,818	2.91	0.61	2.31
Amortization of intangible assets	4,547	664	3,883	0.20	0.03	0.17
Non-cash share-based compensation	4,730	354	4,376	0.21	0.02	0.19
Adjusted (non-GAAP)	$75,947	$14,870	$61,077	$3.32	$0.65	$2.67

Weighted average shares of common stock used in computing diluted EPS						22,882

	Three Months Ended November 30, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$94,248	$18,350	$75,898	$3.96	$0.77	$3.19
Gain on sale of distribution and office facilities	(34,190)	(8,787)	(25,403)	(1.44)	(0.37)	(1.07)
Restructuring charges	3,890	49	3,841	0.16	—	0.16
Subtotal	63,948	9,612	54,336	2.69	0.40	2.28
Amortization of intangible assets	4,608	606	4,002	0.19	0.03	0.17
Non-cash share-based compensation	8,579	532	8,047	0.36	0.02	0.34
Adjusted (non-GAAP)	$77,135	$10,750	$66,385	$3.24	$0.45	$2.79

Weighted average shares of common stock used in computing diluted EPS						23,813

	Nine Months Ended November 30, 2024
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$103,278	$30,444	$72,834	$4.47	$1.32	$3.15
Barbados tax reform (9)	—	(6,045)	6,045	—	(0.26)	0.26
Restructuring charges	6,879	619	6,260	0.30	0.03	0.27
Subtotal	110,157	25,018	85,139	4.76	1.08	3.68
Amortization of intangible assets	13,606	1,986	11,620	0.59	0.09	0.50
Non-cash share-based compensation	16,050	839	15,211	0.69	0.04	0.66
Adjusted (non-GAAP)	$139,813	$27,843	$111,970	$6.05	$1.20	$4.84

Weighted average shares of common stock used in computing diluted EPS						23,118

Reconciliation of Non-GAAP Financial Measures – GAAP Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (Non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Nine Months Ended November 30, 2023
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$154,313	$28,453	$125,860	$6.43	$1.19	$5.25
Bed, Bath & Beyond bankruptcy	4,213	53	4,160	0.18	—	0.17
Gain on sale of distribution and office facilities	(34,190)	(8,787)	(25,403)	(1.42)	(0.37)	(1.06)
Restructuring charges	14,862	185	14,677	0.62	0.01	0.61
Subtotal	139,198	19,904	119,294	5.80	0.83	4.97
Amortization of intangible assets	13,859	1,819	12,040	0.58	0.08	0.50
Non-cash share-based compensation	25,105	1,558	23,547	1.05	0.06	0.98
Adjusted (non-GAAP)	$178,162	$23,281	$154,881	$7.42	$0.97	$6.45

Weighted average shares of common stock used in computing diluted EPS						23,996

Selected Consolidated Balance Sheet and Cash Flow Information
(Unaudited) (in thousands)

	November 30,
	2024	2023
Balance Sheet:
Cash and cash equivalents	$40,804	$25,247
Receivables, net	456,170	463,323
Inventory	450,740	426,026
Total assets, current	996,308	956,438
Total assets	2,973,131	2,952,286
Total liabilities, current	517,772	543,716
Total long-term liabilities	827,183	822,292
Total debt	733,891	735,648
Stockholders' equity	1,628,176	1,586,278

	Nine Months Ended November 30,
	2024	2023
Cash Flow:
Depreciation and amortization	$40,850	$37,037
Net cash provided by operating activities	78,236	232,459
Capital and intangible asset expenditures	22,155	29,681
Net debt proceeds (repayments)	67,263	(199,687)
Payments for repurchases of common stock	103,174	54,841

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Nine Months Ended November 30,
	2024	2023
Net cash provided by operating activities (GAAP)	$78,236	$232,459
Less: Capital and intangible asset expenditures	(22,155)	(29,681)
Free cash flow (non-GAAP)	$56,081	$202,778

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (3)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended November 30, 2024
	February	May	August	November
Adjusted EBITDA (non-GAAP) (10)	$94,308	$52,367	$55,827	$96,786	$299,288

Total borrowings under the credit agreement, as reported (GAAP)					$739,213
Add: Outstanding letters of credit					9,460
Less: Unrestricted cash and cash equivalents					(45,876)
Net debt					$702,797

Net leverage ratio (non-GAAP) (3)					2.35

Fiscal 2025 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

Consolidated:	Fiscal 2024	Outlook Fiscal 2025
Net sales revenue	$2,005,050	$1,888,000	—	$1,913,000
Net sales revenue decline		(5.8)%	—	(4.6)%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2025 Outlook for GAAP Net Income to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)
and Adjusted EBITDA (Non-GAAP) (1) (Unaudited) (in thousands)

	Nine Months Ended November 30, 2024	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2025
Net income, as reported (GAAP)	$72,834	$33,299	—	$43,106	$106,133	—	$115,940
Interest expense	37,923	13,808	—	12,410	51,731	—	50,333
Income tax expense	30,444	10,108	—	9,689	40,552	—	40,133
Depreciation and amortization	40,850	13,825	—	12,835	54,675	—	53,685
EBITDA (non-GAAP)	182,051	71,040	—	78,040	253,091	—	260,091
Add: Acquisition-related expenses (11)	—	2,975	—	2,975	2,975	—	2,975
Container Store bankruptcy (12)	—	5,000	—	4,000	5,000	—	4,000
Restructuring charges	6,879	2,047	—	47	8,926	—	6,926
Non-cash share-based compensation	16,050	5,958	—	4,958	22,008	—	21,008
Adjusted EBITDA (non-GAAP)	$204,980	$87,020	—	$90,020	$292,000	—	$295,000

Reconciliation of Non-GAAP Financial Measures - Fiscal 2025 Outlook for GAAP Diluted EPS to Adjusted Diluted EPS (Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Nine Months Ended November 30, 2024	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2025			Tax Rate Outlook Fiscal 2025
Diluted EPS, as reported (GAAP)	$3.15	$1.45	-	$1.87	$4.60	-	$5.02	27.6%	-	25.8%
Acquisition-related expenses	—	0.13	-	0.13	0.13	-	0.13
Container Store bankruptcy	—	0.22	-	0.17	0.22	-	0.17
Restructuring charges	0.30	0.09	-	—	0.39	-	0.30
Amortization of intangible assets	0.59	0.23	-	0.23	0.82	-	0.82
Non-cash share-based compensation	0.69	0.26	-	0.22	0.95	-	0.91
Income tax effect of adjustments (13)	0.11	(0.07)	-	(0.06)	0.04	-	0.05	(8.2)%	-	(7.2)%
Adjusted diluted EPS (non-GAAP)	$4.84	$2.31	-	$2.56	$7.15	-	$7.40	19.4%	-	18.6%

Reconciliation of Non-GAAP Financial Measures – Fiscal 2025 Outlook for GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (2)
(Unaudited) (in thousands)

	Nine Months Ended November 30, 2024	Outlook for the Balance of the Fiscal Year (Three Months)			Outlook Fiscal 2025
Net cash provided by operating activities (GAAP)	$78,236	$102,764	—	$109,764	$181,000	—	$188,000
Less: Capital and intangible asset expenditures	(22,155)	(13,845)	—	(10,845)	(36,000)	—	(33,000)
Free cash flow (non-GAAP)	$56,081	$88,919	—	$98,919	$145,000	—	$155,000

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)
This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted EPS, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company is unable to present a quantitative reconciliation of forward-looking expected net leverage ratio to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP financial measure without unreasonable effort or expense. In addition, the Company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company's financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures facilitate a more direct comparison of the Company's performance with its competitors. The Company further believes that including the excluded charges and benefits would not accurately reflect the underlying performance of the Company's operations for the period in which the charges and benefits were incurred and reflected in the Company's GAAP financial results. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company's activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(3)
Net leverage ratio is calculated as (a) total borrowings under the Company's credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents, including readily marketable obligations issued, guaranteed or insured by the U.S. with maturities of two years or less, at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(4)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(5)
Accounts receivable turnover uses 12 month trailing net sales revenue. The current and four prior quarters' ending balances of trade accounts receivable are used for the purposes of computing the average balance component as required by the particular measure.

(6)	Domestic net sales revenue includes net sales revenue from the U.S. and Canada.

(7)	Gain on the sale of distribution and office facilities in El Paso, Texas during the third quarter of fiscal year 2024.

(8)	Represents a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond (“Bed, Bath & Beyond bankruptcy”).

(9)
Represents a discrete tax charge to revalue existing deferred tax liabilities as a result of Barbados enacting a domestic corporate income tax rate of 9%, effective beginning with the Company's fiscal year 2025 (“Barbados tax reform”).

(10)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.

(11)	Acquisition-related expenses associated with the definitive agreement to acquire Olive & June, which was completed on December 16, 2024.

(12)	Represents a charge for uncollectible receivables due to the bankruptcy of The Container Store (“Container Store bankruptcy”).

(13)	Income tax effect of adjustments is inclusive of the Barbados tax reform income tax adjustment.